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                                                                      EXHIBIT 99


                                 NEWS RELEASE

FOR IMMEDIATE RELEASE

For Further Information Contact:     Donald V. Rhodes
                                     Chairman, President and CEO
                                     360/943-1500

            HERITAGE FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF
                     PETER FLUETSCH TO BOARD OF DIRECTORS



Olympia, Washington - December 15, 1999 - Donald V. Rhodes, Chairman, President and CEO of Heritage Financial Corporation announced today that Peter Fluetsch, President and CEO of Sunset Air in Lacey, a heating and air conditioning contractor which he founded in 1976, has been appointed to the Board of Directors of Heritage Financial Corporation and Heritage Savings Bank effective December 16, 1999. In 1998, Sunset Air was named Thurston County Corporate Employer of the Year by the Economic Development Council. "Peter's longtime involvement in the Thurston and Pierce County business markets makes him a valuable addition to our Board of Directors. In addition to his business success, he also brings a history of community service, which we highly value," said Mr. Rhodes.

Mr. Fluetsch was recently awarded the Sheet Metal and Air Conditioning Contractors' National Association Contractor of the Year award. Mr. Fluetsch is an honorary life director of the Olympia Master Builders Board and is a former mayor of Tumwater. Previously he was named business leader of the year by the Olympia Chamber of Commerce and received the Home Builders Norm Paulson Man of the Year award. He has served as a board member of the Washington Center for the Performing Arts and has occupied several chairs and state district offices for the Knights of Columbus.

Heritage Financial Corporation is a financial service holding company which owns Heritage Bank based in Olympia, Washington and Central Valley Bank, N.A. based in Toppenish, Washington. Through its two subsidiaries, Heritage has about $495 million in assets and operates 17 full service banking offices in the South Puget Sound area and in Yakima County in central Washington. Heritage's stock trades on the Nasdaq National Market System under the symbol "HFWA".